EXHIBIT 35.2

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated October 15, 2015, the US$ Note Trust Deed, dated October 15, 2015, and other transaction documents relating to SMART ABS Series 2015-3US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Alan Cameron, am a Director of Macquarie Securities Management Pty Limited (the “Manager”).

2.	A review of the Manager’s activities during the period from April 1, 2017 through March 31, 2018 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: June 26, 2018

/s/ Alan Cameron
Alan Cameron Director

Macquarie Securities Management Pty Limited